UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

NRG ENERGY, INC.

(Name of Registrant as Specified in its Charter)

EXELON CORPORATION

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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On July 15, 2009, Exelon Corporation issued the following press release:

News Release

Contact:	Kathleen Cantillon
	Exelon Communications	FOR IMMEDIATE RELEASE
312-394-7417

Exelon Says Election of Nine New NRG Directors Would Create Opportunity for Negotiations and Additional Value for NRG Shareholders

If no new directors elected, Exelon will abandon the deal

CHICAGO (July 15, 2009) — Exelon Corporation (NYSE:EXC) announced today in a letter to NRG shareholders that the election of nine new independent NRG directors is a vote for negotiations that can ultimately lead to a transaction that will create substantial value for shareholders. Exelon also said if no new directors are elected, the company will abandon its efforts to acquire NRG. In the letter, Exelon urges NRG shareholders to vote the BLUE proxy card to elect nine new independent directors who can open the door to negotiations between NRG and Exelon. The full text of the letter follows:

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To NRG Energy Inc. Stockholders:

With NRG’s annual meeting taking place next Tuesday, we are only a few days away from a defining moment for NRG and its stockholders. It has now been almost nine months since Exelon publicly announced its proposed acquisition of NRG. During that period, the world, our industry and the two companies have changed in many ways. Most importantly, we increased our offer by over 12% on July 2, creating an opportunity for $2-3 billion in value for NRG stockholders. Your votes will determine whether or not we proceed with a transaction.

Given the importance of the votes that will occur next Tuesday, I want to make sure that you fully understand the importance of the decisions you and other stockholders will be making and Exelon’s course of action that depends so heavily on those decisions. Here is how Exelon sees the various possible outcomes and how events could play out after the annual meeting:

•

Nine new NRG directors are elected. In this event, Exelon will press forward with determination toward completion of the proposed transaction, but we will remain very disciplined as to what we are prepared to pay. If due diligence demonstrates additional value above what we have identified to date, we will, of course, be prepared to share it with NRG stockholders.

•

Four new NRG directors are elected. David Crane has indicated to NRG stockholders that the election of four new directors will be viewed by NRG as a directive to sit down with Exelon and permit due diligence. We share the view that the election of four new directors would be a clear sign that NRG stockholders support a transaction. However, we are concerned that the election of only four new directors may not lead to meaningful discussions about a transaction. If that is the outcome of the vote, we would consider very seriously our next steps. We may or may not decide to press forward, depending on the circumstances and the prospects for a prompt and satisfactory conclusion.

•	No new NRG directors are elected. If this is the outcome of the vote, the desires of NRG stockholders will be clear. We will abandon our efforts to acquire NRG and go our own way.

David Crane has indicated that a combination of our two companies makes sense, but that we have different views regarding value. Without having the opportunity to sit down with NRG management and exchange information relevant to our differing perspectives on value, we have been unable to bridge those differences. We find it odd that NRG engaged in a “market discovery” process for over eight months without talking to Exelon. At the NRG annual meeting on Tuesday, stockholders will make the ultimate judgment on the value they see in the combination of NRG and Exelon. We will now wait for your judgment.

I encourage you to vote the BLUE proxy card today. A vote for Exelon’s slate is a vote for negotiations that can ultimately lead to a transaction that will create real and substantial value for you.

Sincerely,

John W. Rowe

Chairman and Chief Executive Officer

Exelon Corporation

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Exelon announced on June 17, 2009, that it had filed its definitive proxy materials with the Securities and Exchange Commission to solicit proxies from NRG shareholders at the NRG annual meeting of shareholders scheduled for July 21, 2009. Exelon urges all NRG shareholders to use the BLUE proxy card to vote in favor of proposals to expand the NRG board and elect nine new, independent and experienced directors who will act in the shareholders’ best interests to capture the highest shareholder value possible.

Important Information

This press release relates, in part, to the offer (the “Offer”) by Exelon Corporation (“Exelon”) through its direct wholly-owned subsidiary, Exelon Xchange Corporation (“Xchange”), to exchange each issued and outstanding share of common stock (the “NRG shares”) of NRG Energy, Inc. (“NRG”) for 0.545 of a share of Exelon common stock. This press release is for informational purposes only and does not constitute an offer to exchange, or a solicitation of an offer to exchange, NRG shares, nor is it a substitute for the Tender Offer Statement on Schedule TO or the Prospectus/Offer to Exchange included in the Registration Statement on Form S-4 (Reg. No. 333-155278) (including the Letter of Transmittal and related documents and as amended from time to time, the “Exchange Offer Documents”) previously filed by Exelon and Xchange with the Securities and Exchange Commission (the “SEC”). The Offer is made only through the Exchange Offer

Documents. Investors and security holders are urged to read these documents and other relevant materials as they become available, because they will contain important information.

Exelon filed a preliminary proxy statement on Schedule 14A with the SEC on April 17, 2009 in connection with its solicitation of proxies (the “Preliminary Exelon Meeting Proxy Statement”) for a meeting of Exelon shareholders (the “Exelon Meeting”) to be called in order to approve the issuance of shares of Exelon common stock pursuant to the Offer. Exelon expects to file a definitive proxy statement on Schedule 14A with the SEC in connection with the solicitation of proxies for the Exelon Meeting (the “Definitive Exelon Meeting Proxy Statement”) and may file other proxy solicitation material in connection therewith. Investors and security holders are urged to read the Preliminary Exelon Meeting Proxy Statement and the Definitive Exelon Meeting Proxy Statement and other relevant materials as they become available, because they will contain important information.

Investors and security holders can obtain copies of the materials described above (and all other related documents filed with the SEC) at no charge on the SEC’s website: www.sec.gov. Copies can also be obtained at no charge by directing a request for such materials to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, toll free at 1-877-750-9501. Investors and security holders may also read and copy any reports, statements and other information filed by Exelon, Xchange or NRG with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Exelon and Xchange will be participants in the solicitation of proxies from Exelon shareholders for the Exelon Meeting or any adjournment or postponement thereof. In addition, certain directors and executive officers of Exelon and Xchange may solicit proxies for the Exelon Meeting. Information about Exelon and Exelon’s directors and executive officers is available in Schedule I to the Prospectus/Offer to Exchange. Information about Xchange and Xchange’s directors and executive officers is available in Schedule II to the Prospectus/Offer to Exchange. Information about any other participants will be included in the Definitive Exelon Meeting Proxy Statement.

Forward Looking Statements

This communication includes forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. The factors that could cause actual results to differ materially from these forward-looking statements include Exelon’s ability to achieve the synergies contemplated by the proposed transaction, Exelon’s ability to promptly and effectively integrate the businesses of NRG and Exelon, and the timing to consummate the proposed transaction and obtain required regulatory approvals as well as those discussed in (1) the Exchange Offer Documents; (2) Exelon’s 2008 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 18; (3) Exelon’s First Quarter 2009 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors and (b) Part I, Financial Information, ITEM 1. Financial Statements: Note 13; and (4) other factors discussed in Exelon’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this communication. Exelon does not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this communication, except as required by law.

Statements made in connection with the Offer are not subject to the safe harbor protections provided to forward-looking statements under the Private Securities Litigation Reform Act of 1995.

All information in this communication concerning NRG, including its business, operations, and financial results, was obtained from public sources. While Exelon has no knowledge that any such information is inaccurate or incomplete, Exelon has not had the opportunity to verify any of that information.

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Exelon Corporation is one of the nation’s largest electric utilities with nearly $19 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.4 million customers in northern Illinois and southeastern Pennsylvania and natural gas to 485,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.

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